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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                The Knot Announces Common Stock Private Placement

NEW YORK, NY, November 19, 2003 - The Knot, Inc. (OTCBB: KNOT, www.theknot.com; AOL keyword: weddings) today announced that it has entered into definitive agreements relating to a private placement of 2,800,000 newly-issued shares of common stock to institutional investors at a price of $3.75 per share. The transaction is expected to close tomorrow.

The shares of common stock have not been registered under the Securities Act of 1933 and may not be subsequently offered or sold by the investors in the United States absent registration or an applicable exemption from the registration requirements. The Knot has agreed to file a registration statement covering resales of the common stock by investors.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About The Knot

The Knot, Inc. (OTCBB: KNOT; www.theknot.com; AOL keyword: weddings) is one of the world's leading wedding media and services companies, providing today's to-be-weds with comprehensive wedding planning information, interactive tools, and resources. Its award-winning website, TheKnot.com, is the leading online wedding destination and wedding content provider to America Online, MSN and Yahoo!.

The Knot also offers a diverse collection of wedding-planning print publications. The Knot produces a national publication, The Knot Magazine, and, through its subsidiary Weddingpages, Inc., publishes WEDDINGPAGES, regional wedding magazines in 18 U.S. markets. In addition, the Company publishes a wedding-planning book trilogy with Random House's Broadway Books and a gift book series with Chronicle Books. The Knot is based in New York and has several other offices across the country.

Forward-Looking Statements Disclaimer

This release may contain projections or other forward-looking statements regarding future events or the future financial performance of The Knot. These statements are only predictions and reflect the current beliefs and expectations of The Knot. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which The Knot bases its expectations may change prior to the end of the quarter. Although these expectations may change, The Knot will not necessarily inform you if they do. The Knot's policy is to provide its expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) The Knot's unproven business model and limited operating history, (ii) The Knot's history of losses, (iii) the significant fluctuation to which The Knot's quarterly revenues and operating results are subject, (iv) the seasonality of the wedding industry and (v) other factors detailed in documents The Knot files from time to time with the Securities and Exchange Commission, including its recent filings on Forms 10-K and 10-Q. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

IR Contact:
Heidi Davis
The Knot, Inc.
212-219-8555 x. 1128
ir@theknot.com